EXHIBIT 99.1

LITHIA MOTORS ANNOUNCES FURTHER PROGRESS ON STORE DIVESTITURES; RETIRES ADDITIONAL CONVERTIBLE NOTES

MEDFORD, OREGON, April 15, 2009 (Immediate Release) – Lithia Motors, Inc. (NYSE: LAD) has completed the sale of Lithia Colorado Chrysler Jeep and Lithia Dodge of Cherry Creek in Denver to a local dealer. With these sales, the total number of stores divested in 2009 is six, including four Chrysler locations. Saturn of Eugene was closed at the beginning of April, leaving only two small Saturn stores in the Lithia network.

The Company retired an additional $35.6 million in outstanding convertible notes at a discount. Sufficient availability exists to retire the remaining $6.9 million of convertible notes due in May 2009.

“We continue to make progress on the restructuring plan we laid out in June 2008,” said Sid DeBoer, Chairman and CEO. “Of the 31 stores we had identified for sale or closure, we have completed the disposal of 20 of these locations. We are also pleased to announce continued progress on the early retirement of our outstanding convertible notes, and believe we are currently well-positioned to meet all of the Company’s current debt obligations despite the turbulent credit markets. We will provide further updates as we make additional progress on our plan.”

About Lithia

Lithia Motors, Inc. is a Fortune 700 Company, selling 27 brands of new and all brands of used vehicles at 93 stores, which are located in 13 states. Internet sales are centralized at www.Lithia.com. Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations.

Additional Information

For additional information on Lithia Motors, contact the Investor Relations Department: (541) 776-6591 or log-on to: www.lithia.com – go to Investor Relations

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation, future economic conditions and others set forth from time to time in the company's filings with the SEC. We make forward-looking statements about our ability to manage through the current sales and economic environment. Specific risks in this press release include execution of the restructuring plan and macro-economic and market factors.

Source: Lithia Motors, Inc.